Exhibit 10.1

August 9, 2005

Beacon Sales Acquisition, Inc.

Beacon Roofing Supply Canada Company

50 Webster Ave.

Somerville, MA 02143

Attention:  David Grace

Re:                               Commitment for Financing for a $310,000,000 Senior Secured US Credit Facility and a C$15,000,000 Senior Secured Canadian Credit Facility

Ladies and Gentlemen:

General Electric Capital Corporation (“GE Capital” or “Agent”) has approved the terms of a $310,000,000 US Senior Secured Credit Facility, and GE Canada Finance Holding Company has approved the terms of a C$15,000,000 Canadian Senior Secured Credit Facility (together with the US Senior Secured Credit Facility, the “Credit Facility”), upon the general terms and conditions outlined in the summary of terms attached to this commitment letter (the “Summary of Terms”).  This commitment is based upon our understanding of the transactions described in the Summary of Terms and upon the information that you have provided to us.  The Credit Facility would be used to refinance existing senior indebtedness of Beacon Sales Acquisition, Inc. (“Beacon”), provide financing for the acquisition by Beacon of all of the issued and outstanding shares of capital stock and outstanding warrants to purchase shares of capital stock of SDI Holding, Inc., a Delaware corporation (“SDI Holding”), and, indirectly, all of the issued and outstanding shares of capital stock of SDI Acquisition Guarantor, Inc., a Delaware corporation (“SDI Acquisition”) and of Shelter Distribution, Inc., a Delaware corporation (“Shelter”, together with SDI Holding and SDI Acquisition, the “Target”), including the repayment of certain indebtedness of the Target, and provide financing for future acquisitions, ongoing working capital needs and expenses relating to the Credit Facility.  Unless otherwise indicated, dollar amounts indicated herein mean lawful currency of the United States of America.

GE Capital’s affiliate, GE Capital Markets, Inc. (“GECM”), will seek to syndicate a portion of the loans and loan commitments under the Credit Facility to other financial institutions identified by GECM on the terms and conditions more fully described in the fee letter dated as of the date hereof between you, GE Capital and GE Canada (the “Fee Letter”).

By your acceptance of this Commitment Letter, you agree to pay all costs and expenses incurred by GE Capital, GE Canada and GECM in connection with due diligence and analysis, examination and appraisals, environmental analysis, documentation, negotiation, syndication and closing of the Credit Facility including, but not limited to, per diem charges of auditors, appraisers and consultants, legal fees and other out-of-pocket expenses incurred by GE Capital, GE Canada and GECM, whether or not GE Capital and GE Canada close the proposed Credit Facility.

The Summary of Terms is intended to be indicative of the principal terms of the Credit Facility and does not purport to specify all of the terms, conditions, representations and warranties, covenants and other provisions that will be contained in the final loan documents for the Credit Facility.

GE Capital and GE Canada are delivering this Commitment Letter to you in reliance upon the accuracy of all information furnished to GE Capital and GE Canada by you or on your behalf and with the understanding that you will not disclose the contents of this letter or GE Capital’s, GE Canada’s or GECM’s involvement or interest in providing financing for the proposed transaction to any third party (including, without limitation, any financial institution or intermediary) without GE Capital’s or GE Canada’s prior written consent other than to the board of directors of Target, governmental and regulatory authorities and your advisors and officers on a need-to-know basis.  You agree to inform all such persons who receive information concerning GE Capital, GE Canada, GECM or this commitment that such information is confidential and may not be disclosed to any other person.  GE Capital and GE Canada reserve the right to review and approve, in advance, all materials, press releases, advertisements and disclosures that you or your affiliates prepare that contain GE Capital’s, GE Canada’s or any affiliate’s name or describe GE Capital’s or GE Canada’s financing commitment.

By executing this Commitment Letter, you agree, whether or not GE Capital or GE Canada closes the proposed Credit Facility, to indemnify GE Capital, GE Canada, GECM, each other lender involved in the Credit Facility, and their respective affiliates, and their respective directors, officers, employees, agents, auditors, accountants, consultants and counsel (each, an “Indemnitee”) from, and hold each of them harmless against, any and all losses, liabilities, claims, actions, suits, proceedings, damages or expenses including amounts paid in settlement, legal fees and defense costs, incurred by any of them arising out of or by reason of any environmental matters, investigation, litigation or other proceeding brought or threatened relating to any loan made or proposed to be made hereunder or otherwise relating to any such loan made or proposed to be made hereunder, provided, that you shall have no obligation to an Indemnitee under this paragraph to the extent resulting from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction.  You agree that in any action arising in connection with this letter or any transaction contemplated hereby the only damages that may be sought from GE Capital, GE Canada, GECM, their affiliates, each other lender or any Indemnitee are those which are direct and reasonably foreseeable as the probable result of any breach hereof and any right to indirect, special, exemplary, consequential, or punitive damages or lost anticipated profits is hereby waived.

You, GE Capital and GE Canada hereby expressly waive any right to trial by jury of any claim, demand, action or cause of action arising in connection with this Commitment Letter, any transaction relating hereto, or any other instrument, document or agreement executed or delivered in connection herewith, whether sounding in contract, tort or otherwise.  You, GE Capital and GE Canada consent and agree that the state or federal courts located in Cook County, State of Illinois, shall have exclusive jurisdiction to hear and determine any claims or disputes between or among any of the parties hereto pertaining to this Commitment Letter, any transaction relating hereto, any other financing related thereto, and any investigation, litigation, or proceeding related to or arising out of any such matters, provided, that you, GE Capital and GE Canada acknowledge that any

2

appeals from those courts may have to be heard by a court located outside of such jurisdiction.  You, GE Capital and GE Canada expressly submit and consent in advance to such jurisdiction in any action or suit commenced in any such court, and hereby waive any objection which either of them may have based upon lack of personal jurisdiction, improper venue or inconvenient forum.

This Commitment Letter is governed by and shall be construed in accordance with the laws of the State of Illinois applicable to contracts made and performed in that State.

GE Capital, GE Canada and GECM shall have access to all relevant facilities, personnel and accountants, and copies of all documents which GE Capital, GE Canada or GECM may request, including business plans, financial statements (actual and pro forma), books, records, and other documents.

This Commitment Letter and the Fee Letter supersede all prior discussions, writings, indications of interest and proposals with respect to the Credit Facility previously delivered to you or your affiliates by GE Capital or any of its affiliates.  Unless extended in writing by GE Capital, in its discretion, the commitment contained herein shall expire upon the first to occur of:  (a) 5:00 p.m., Chicago time on August 10, 2005, unless you shall have executed and delivered a copy of this letter and the Fee Letter to the attention of the undersigned prior to that date and time; or (b) 5:00 p.m., Chicago time on November 1, 2005, unless the transactions contemplated and described by this Commitment Letter are consummated on or before that date pursuant to written credit documentation signed by GE Capital and GE Canada.  Upon expiration of the commitment contained herein, GE Capital, GE Canada GECM and their affiliates shall have no liability or obligation hereunder.  Expiration of this commitment shall not affect your obligations hereunder, including to pay any fees, costs or expenses provided for herein or in any other agreements entered into between you and GE Capital and GE Canada.

We appreciate the opportunity you have given us to deliver a financing commitment and look forward to working with you.

Sincerely, GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Jill K. Carabelli
Name:	Jill K. Carabelli
Its Duly Authorized Signatory

GE CANADA FINANCE HOLDING COMPANY

By:	/s/ Jack F. Morrone
Name:	Jack F. Morrone
Its Duly Authorized Signatory

3

Accepted and Agreed to
this 9th day of August, 2005:

Beacon Sales Acquisition, Inc.

By:	/s/ David R. Grace
Name:	David R. Grace
Title:	CFO

Accepted and Agreed to
this 9th day of August, 2005:

Beacon Roofing Supply Canada Company

By:	/s/ David R. Grace
Name:	David R. Grace
Title:	CFO

4

August 9, 2005

Summary of Terms

$310,000,000 Senior Secured US Credit Facility

C$15,000,000 Senior Secured Canadian Credit Facility

in Support of Beacon Sales Acquisition, Inc.’s Acquisition of Target

US Borrower:	Beacon Sales Acquisition, Inc. (“US Borrower”), a company that will acquire all of the equity interests of Target (as defined in the Commitment Letter).

Canadian Borrower:	Beacon Roofing Supply Canada Company (“Canadian Borrower”; and together with the US Borrower “Borrowers”).

Guarantors:

Beacon Roofing Supply, Inc. and/or any other holding company formed to hold US Borrower’s equity interests (“US Holdings”) and each of US Borrower’s subsidiaries would be required to unconditionally guaranty Borrowers’ indebtedness to Agents and Lenders, and each Borrower would be required to unconditionally guaranty the other Borrower’s indebtedness to Agents and Lenders. US Holdings will be a single purpose entity whose sole business will be to hold its equity position in US Borrower.

Sponsor:	Code, Hennessy & Simmons (“CHS”).

Administrative Agent:	General Electric Capital Corporation (“GE Capital”) would serve as agent (“Agent”).

Canadian Agent:	GE Canada Finance Holding Company (“GE Canada”) or an affiliate thereof designated by GE Canada would serve as Canadian agent (“Canadian Agent, together with Agent, “Agents”)

Sole Lead Arranger and Sole Bookrunner:	GE Capital Markets, Inc. (“GECM”).

Lenders:	A syndicate of financial institutions (including GE Capital individually) assembled by GECM to provide the Credit Facility.

Use of Proceeds:	i. Acquire the capital stock of Target and refinance existing indebtedness of Target.

ii. Refinance and/or restate existing indebtedness under US Borrower’s existing credit facilities agented by US Agent (the “Existing US Credit Facility”) and under Canadian Borrower’s existing credit facilities agented by Canadian Agent (the “Existing Canadian Credit Facility” and, together with the Existing US Credit Facility, the “Existing Credit Facility”).

iii. Provide for Borrowers’ ongoing working capital requirements.

iv. Provide for costs and expenses associated with the transaction.

Credit Facility:

A $310,000,000 US senior secured credit facility (the “US Credit Facility”) provided by GE Capital and other Lenders to US Borrower consisting of a revolving credit facility of $230,000,000 (the “US Revolving Credit Facility”), which includes a subfacility for $10,000,000 of letters of credit issued by GE Capital or an affiliate of GE Capital or by one or more banks or other legally authorized persons acceptable to GE Capital and guaranteed or otherwise backed by GE Capital and the other Lenders participating in the Revolving Credit Facility (the “US LC Subfacility”), a $25,000,000 term loan A (“US Term Loan A”), and a $55,000,000 term loan B (“US Term Loan B” and, together with US Term Loan A, the “US Term Loans”).

A C$15,000,000 senior secured credit facility provided by GE Canada to the Canadian Borrower consisting of a revolving credit facility of up to C$15,000,000 (the “Canadian Revolving Credit Facility”; and together with the US Credit Facility, the “Credit Facility”).

Revolving Credit Facility:

The US Revolving Credit Facility and Canadian Revolving Credit Facility are referred to collectively as the “Revolving Credit Facility”. The Revolving Credit Facility will be used to finance Borrowers’ working capital needs and to finance future acquisitions of companies which are in the same line of business of Borrowers and subject to the satisfaction of criteria to be specified in the Credit Facility documentation. The Revolving Credit Facility would have a term of five years.

Availability under the Revolving Credit Facility would be limited to a borrowing base which, based upon GE Capital’s and GE Canada’s due diligence to date, is expected to be up to 85% of the net amount of “eligible accounts receivable” and up to the lesser of 64.5% of the net amount of “eligible inventory” (to be defined in the Credit Facility documentation) or 85% of net orderly liquidation value of eligible inventory and would be subject to discretionary reserves. A seasonal advance rate of up to the lesser of 69.5% of eligible inventory or 95% of net orderly liquidation value of eligible inventory would also be provided. Agents will retain the right from time to time to establish or modify advance rates, standards of eligibility and reserves against availability.

Availability under the US Credit Facility will be subject to a $5,000,000 minimum availability reserve at all times during the term of the US Credit Facility.

LC Subfacility:

The US LC Subfacility would provide for the issuance of letters of credit for the account of US Borrower or risk participation agreements or guaranties with respect to US Borrower’s reimbursement obligations to other letter of credit issuers. A reserve would be established against availability under the US Revolving Credit Facility for the face amount of outstanding letters of credit, risk participation agreements and guaranties.

US Term Loan A:

US Term Loan A would have a term of five years and would be repayable in quarterly principal installments commencing on the last day of the first quarter ending after the closing in accordance with the following amortization schedule:

	Quarter	Amount
	1-19	$750,000
	20	$10,750,000

	Notwithstanding the foregoing, the outstanding principal balance of US Term Loan A would always be repayable in full on the date on which the Revolving Credit Facility terminates.

	Amounts repaid on US Term Loan A may not be reborrowed.

US Term Loan B:

US Term Loan B would have a term of three years and would be repayable in quarterly principal installments commencing on the last day of the first quarter ending after the closing in accordance with the following amortization schedule:

	Quarter	Amount
	1-12	$4,583,334

	Amounts repaid on US Term Loan B may not be reborrowed.

Incremental Facility:

US Borrower shall have the right to increase the size of the US Revolving Credit Facility at the Agent’s and the Borrower’s mutual agreement, in minimum increments of $10,000,000 up to an aggregate amount of $50,000,000 (the “Incremental Facility”) at any time on or before the date which is four years after the closing date, from existing Lenders and/or new Lenders mutually acceptable to Agent and Borrower; provided, that (i) no default or event of default shall have occurred and be continuing and (ii) no commitment of any Lender shall be increased without the consent of such Lender. The Incremental Facility shall become part of the Revolving Credit Facility, subject to appropriate mark to market pricing for the Incremental Facility as well as the existing Revolving Credit Facility.

Interest:

Interest would be payable on the daily outstanding principal balance of all loans under the US Credit Facility initially at a floating rate per annum equal to the “Index Rate” plus the “Applicable Margin”. US Borrower would also be entitled to request, upon three business days prior notice, that all or a portion of the outstanding principal balance of the loans under the US Credit Facility bear interest at a per annum rate equal to “LIBOR” plus the Applicable Margin. The Applicable Margins may be increased by up to 2.0% and the LIBOR option may be suspended after the occurrence of a default under the US Credit Facility documentation.

	US Borrower would be required to pay interest monthly in arrears on the daily outstanding principal balance of the loans on which interest has been calculated using the Index Rate. When selecting the LIBOR option, US Borrower would be entitled to choose one, two, three or six month interest periods, provided that no more than eight interest periods may be in effect at any one time. US Borrower would be required to pay interest on LIBOR loans in arrears on the last day of the interest period and, in the case of interest periods of longer than three months, on the last day of each three month period. In the event US Borrower repays any LIBOR loan on a day other than the last day of an interest period for such loan or fails to borrow a requested LIBOR loan on the date funding was requested, US Borrower would be required to pay a LIBOR breakage fee to Lenders.

All interest under the US Credit Facility on LIBOR loans and other obligations (other than Index Rate loans) will be calculated based on a 360-day year and actual days elapsed. Interest on Index Rate loans will be calculated based on a 365-day year or 366-day year, as applicable and actual days elapsed.

Interest would be payable on the daily outstanding principal balance of all loans under the Canadian Credit Facility initially at a floating rate per annum equal to the “C$ Index Rate” plus the Applicable Margin. Canadian Borrower would also be entitled to require, upon three business days prior notice, that all or a portion of the outstanding principal balance of the loans under the Canadian Credit Facility bear interest at a per annum rate equal to the “BA Rate” plus the Applicable Margin. The Applicable Margins under the Canadian Credit Facility may be increased by up to 2.0% and the BA Rate options may be suspended after the occurrence of an event of default under the Canadian Credit Facility documentation.

Canadian Borrower would be required to pay interest monthly in arrears on the daily outstanding principal balance of the loans under the Canadian Credit Facility on which interest has been calculated using the C$ Index Rate. When selecting a BA Rate option, Canadian Borrower would be entitled to choose a 30, 60 or 90 days BA Rate provided that no more than five BA periods may be in effect at any one time. Canadian Borrower would be required to pay interest on BA Rate loans in arrears on the last day of the applicable BA period. BA Rate loan breakage fees will be set forth in the final Canadian Credit Facility documentation. All interest under the Canadian Credit Facility will be calculated based on a 365-day year and actual days elapsed.

“Index Rate” means a floating rate of interest per annum equal to the higher of the rate publicly quoted from time to time by The Wall Street Journal as the “base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks” or the Federal Funds Rate plus 50 basis points. “LIBOR” means, for each interest period, the offered rate for deposits in U.S. dollars in the London interbank market for the relevant interest period which is published by the British Bankers’ Association, and currently appears on Telerate Page 3750, as of 11:00 a.m. (London time) on the day which is two business days prior to the first day of such interest period adjusted for reserve requirements.

“C$ Index Rate” means a floating rate of interest per annum equal to the higher of (i) the annual rate of interest quoted from time to time in the “Report on Business” section of The Globe and Mail as being “Canadian prime”, “chartered bank prime rate” or words of similar description and (ii) the BA Rate in respect of a BA period for 30 days, plus, 1.75%. “BA Rate” means a rate per annum determined by Canadian Agent by reference to the average rate quoted on the Reuters Monitor Screen Page CDOR (displaying Canadian interbank bid rates for Canadian dollar bankers’ acceptances) applicable to bankers’ acceptances for the applicable term as of 11:00 a.m. (Toronto time) two (2) business days prior the beginning of such term.

The definitions of “Index Rate”, “LIBOR”, “C$ Index Rate” and “BA Rate” and used in this summary have been abbreviated and the Credit Facility documentation would set forth appropriate detail describing the exact method of calculation and relevant reserve requirements. The Credit Facility documentation will contain LIBOR and BA breakage provisions, LIBOR and BA borrowing mechanics and other LIBOR and BA definitions.

Solely for purposes of calculating interest, good funds will be credited to the outstanding principal balance of the Revolving Credit Facility one day after receipt thereof.

Default Rate:	The Applicable Margins may be increased by up to 2.0% and the LIBOR option and BA Rate option may be suspended after the occurrence of a default.

Applicable Margins:	The “Applicable Margin” (on a per annum basis) for each type of loan and for purposes of calculating certain fees will be as specified and described below:

Applicable US Revolver Index Margin: 0.50%

Applicable US Revolver LIBOR Margin: 1.75%

Applicable Canadian Revolver C$ Index Margin: 0.50%

Applicable Canadian Revolver BA Margin: 1.75%

Applicable US Term Loan A Index Margin: 0.50%

Applicable US Term Loan A LIBOR Margin: 1.75%

Applicable US Term Loan B Index Margin: 1.50%

Applicable US Term Loan B LIBOR Margin: 2.75%

On March 1, 2006, and thereafter on the first day of each fiscal quarter (commencing July 1, 2006) (each such date, an “adjustment date”), the Applicable US Revolver Index Margin, the Applicable US Revolver LIBOR Margin, the Applicable Canadian Revolver C$ Index Margin and

the Applicable Canadian Revolver BA Margin would be percentages that are determined on a prospective basis based on the Interest Rate Excess Availability as set forth on Schedule I (Applicable Margins) attached hereto. “Interest Rate Excess Availability” means, for any adjustment date, the average daily excess availability (to be defined in the Credit Facility documentation) for the three-month period preceding such date, as determined by the Agents.

The Credit Facility documentation will contain other provisions regarding the timing and mechanics of subsequent prospective adjustments in Applicable Margins. If a default is continuing at the time that a reduction in Applicable Margins is to be implemented, the reduction will be deferred until the first month commencing after the cure or waiver thereof.

Fees:

In addition to the fees payable to GE Capital and GE Canada as specified in the fee letter between Borrowers, GE Capital and GE Canada dated on or about the date hereof (the “Fee Letter”), the following fees would be payable by Borrowers in connection with the Credit Facilities:

A fee (calculated on the basis of a 360 day year) of 0.375% per annum of the average daily balance of the unused portion of the Revolving Credit Facility would be payable monthly in arrears.

With respect to the US LC Subfacility, a fee equal to the product of the average daily undrawn face amount of all letters of credit issued, guaranteed or supported by risk participation agreements multiplied by a per annum rate equal to the Applicable LIBOR Margin for the US Revolving Credit Facility would be due and payable monthly in arrears, together with any bank fees and charges incurred by Agent to a letter of credit issuer.

The out-of-pocket cost (including fees and expenses) paid to third party auditors, or a fee of $800 per audit day per in-house auditor plus out-of-pocket expenses, would be payable by Borrowers to Agents.

Prepayment Requirements/Commitment Reductions:	To be consistent with Existing Credit Facility documentation.

Collateral:	To be consistent with Existing Credit Facility documentation. In connection therewith, Agent shall have received lien searches with respect to Target, with results satisfactory to Agent.

Insurance:

Agent shall have received policies or binders for property and casualty, liability, business interruption and other insurance satisfying the requirements of the Credit Facility documentation with appropriate endorsements or assignments naming Agent as loss payee, assignee, mortgagee and additional insured, as appropriate, and non-renewal/cancellation/amendment riders to provide 30 days advance notice to Agent.

Cash Management:

Cash management system acceptable to Agent. Agent will require Borrower to use commercially reasonable efforts to obtain springing blocked account agreements for all deposit accounts of Borrower and its subsidiaries within 120 days following the closing date, and if Borrower is unable to obtain such agreements within such period (or such longer period as may be agreed to by Agent), Agent may require that Borrower and its subsidiaries replace such deposit accounts with deposit accounts at banks subject to such agreements with Agent.

Equity Structure:	The equity structure of Borrower and Holdings shall remain unchanged with Holdings owning 100% of Borrower.

Documentation:

Documentation evidencing the Credit Facilities contemplated herein shall be satisfactory to Agent and Lenders. Without limiting the generality of the foregoing, payment of the “earn-out” under the SDI Acquisition (as defined in the Commitment Letter) documentation shall be permitted only if before and after giving effect to such payment (i) no Event of Default shall have occurred and be continuing under the Credit Facility documentation, and (ii) Excess Availability shall exceed $[TBD].

Conditions to Funding:

The Credit Facility documentation would contain such conditions to funding as are described herein. All extensions of credit under the Credit Facility will be subject to the continuing accuracy of representations and warranties and the absence of defaults.

The conditions to the initial funding will include the following and those set forth elsewhere herein and in the Commitment Letter and Fee Letter, each of which must be satisfied to Agent’s satisfaction:

•                  Satisfactory inventory appraisals of Borrowers and their subsidiaries, and Target, conducted by auditors and appraisers acceptable to Agents, which appraisals are expected to be received by August 10, 2005.

•                  No material adverse change with respect to the financial condition, collateral, operations, industry, business or prospects of Borrowers, their subsidiaries and Target, taken as a whole; no litigation commenced which could reasonably be expected to have a material adverse effect upon any of the foregoing.

•                  The acquisition of Target shall have closed contemporaneously with the Credit Facility on substantially the terms set forth in the draft acquisition documents previously delivered to the Agents.

•                  No material adverse change with respect to the business plan, including financial projections, previously provided to Agents and Lenders.

•                  Receipt by Agents of audited financial statements of Target for the six-month period ending June 30, 2005.

•                  Agents and Lenders shall be satisfied, based on financial statements (actual and pro forma), projections and other evidence provided by Borrowers, or requested by Agents, that Borrowers after incurring the indebtedness contemplated by the Credit Facility, will be solvent, able to satisfy their obligations as they mature and adequately capitalized.

•                  The ownership, capital, corporate, tax, organizational and legal structure of Borrowers and their subsidiaries shall remain unchanged except for Target becoming a Subsidiary of Borrower.

•                  Any third-party and regulatory approvals and consents necessary to consummate the proposed transactions shall have been obtained and shall be final and non-appealable.

•                  After giving effect to the payment of, or the creation of a reserve for, all fees and expenses related to the closing, Borrowers shall have unused availability of at least $35 million under the Revolving Credit Facility for working capital needs on the closing date.

•                  Leverage (including all funded debt and letters of credit) will be less than or equal to 3.6x. The foregoing numbers are based on a closing date of not later than August 31, 2005 and, in the event of a later closing date, such numbers shall be adjusted in a manner satisfactory to Agents and consistent with the business plan previously provided to the Agents.

•                  Agent shall have received such resolutions, consents, certificates, legal opinions and other documents as it shall have reasonably requested with respect to the execution and delivery of the Credit Facility documentation, the related transactions and performance of the obligations created thereunder and which are customary for transactions of this type.

Permitted Acquisitions:	To be consistent with Existing Credit Facility documentation.

Third Party Assistance:

Borrower shall reimburse Agent for the fees and expenses of all accountants, appraisers, industry consultants, environmental engineering firms and other professionals that Agent has engaged to assist in conducting due diligence for the transaction.

Assignments/Participations:

Lenders would have the right at any time to sell and assign interests and sell participations under the Credit Facility to other financial institutions with the consent of Agent in accordance with customary terms.

Requisite Lenders:	Lenders having more than 50% of the commitments of all Lenders, subject to certain supermajority provisions as Agent may determine.

Governing Law:	Illinois.

SCHEDULE I (APPLICABLE MARGINS)

If Interest Rate Excess Availability is:	Level of Applicable Margins:
< $25,000,000	Level I
> $25,000,000, but < $50,000,000	Level II
> $50,000,000	Level III

	Applicable Margins
	Level I	Level II	Level III
Applicable Revolver Index Margin	0.50%	0.375%	0.25%
Applicable Revolver LIBOR Margin	1.75%	1.625%	1.50%